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                                                   CONTACT:  Frances E. Trachter
FOR IMMEDIATE RELEASE                                        (212) 553-2394




              BRUCE HARTMAN NAMED VICE PRESIDENT AND CONTROLLER AT
                              WOOLWORTH CORPORATION



NEW YORK, NY, November 14, 1996 - Woolworth Corporation (NYSE:Z) announced today that Bruce Hartman will join the Company as its Vice President and Controller, effective November 18.

"Bruce brings to Woolworth Corporation high-caliber retail accounting and control experience that will be of great value to the Company as it moves ahead in rebuilding its accounting infrastructure," said Dale W. Hilpert, President and Chief Operating Officer of Woolworth Corporation.

Hartman, who will report to Andrew P. Hines, Senior Vice President and Chief Financial Officer, has spent the last 10 years of his career with The May Department Stores Company, and most recently was the Chief Financial Officer of Filene's (Boston, MA) from 1994 until this past October. Hartman was also Chief Financial Officer at Famous Barr (St. Louis, MO) between 1993 and 1994, and Controller at Robinson's (Los Angeles, CA) from 1990 to 1993. Prior to his tenure with May, Hartman held various other financial and administrative positions. He began his career with Haskins and Sells in Boston, MA in 1975.

Hartman is a 1975 graduate of Suffolk University, from which he received a BSBA in Accounting. He will replace John A. Wozniak. Wozniak, who will be leaving the Company at the end of the fiscal year, has made a valuable contribution to the Company's financial improvement.

Woolworth Corporation operates nearly 8,000 stores in North America, Europe, Australia, and Asia, with names such as Foot Locker, Northern Reflections, Woolworth After Thoughts, and Champs Sports.


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